UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2014

MONDIAL VENTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-51033 (Commission File Number)	27-4481914 (IRS Employer Identification No.)

6564 Smoke Tree Lane Scottsdale, Arizona (principal executive offices)	85253 (Zip Code)

(480) 948-6581
(Registrant’s telephone number, including area code)

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Information

Reverse Stock Split, General

On January 16, 2014, Mondial Ventures, Inc. (the “Company”) reported on Form 8-K that it received Board of Director approvals along with executed Written Consents, effective on January 14, 2014, to effect a One (1) for Fifteen Hundred (1,500) reverse stock split (1:1,500), whereby, as of a date to be not less than ten (10) days following the Company’s submission to FINRA of which its submission to FINRA is expected to be no later than January 31, 2014, for every fifteen hundred shares of Common Stock then owned, each stockholder shall receive one share of Common Stock, and was proceeding ahead to effect (the “Reverse Stock Split”).

Current Status and Update

The Company, having submitted its filing process and completing same, has been noticed by the Financial Institution Regulatory Authority (“FINRA”) that Reverse Stock Split will become effective on Friday, January 31, 2014 (the “Effective Date”) and will cause every fifteen hundred shares of the Company's common stock that are issued and outstanding as of the Effective Date to be automatically combined into one issued and outstanding share of common stock. The Board believes this share consolidation via reverse stock split will bring the Company's estimated market share price in line with a more commonly accepted range of per-share values for publicly traded, better positioning the Company for future trading performance, and potentially make the Company's stock more attractive to investors.

*The new CUSIP number for the corporate action is 60921T205.

**The Company’s transfer agent is:

Olde Monmouth Stock Transfer Co., Inc.
Attention: Matthew J. Troster
200 Memorial Parkway
Atlantic Highlands, NJ 07716
Phone (732) 872-2727, Ext 101
Fax (732) 872-2728
matt@oldemonmouth.com

Background and Information

The Company currently has 1,490,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock authorized, and approximately 602,907,557 shares of Common Stock, and 100,000 shares of Preferred Stock are outstanding as of January 30, 2014, respectively. The Board of Directors believes that the price of the Common Stock is too low to attract investors to buy the stock. In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors believes that it is in the best interests of the Company’s stockholders to implement a reverse stock split. In addition, the Board of Directors believes that the share price of the Common Stock is a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds. Finally, the Board of Directors believes that the Company’s stockholders will benefit from potentially lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock. The Board of Directors is not implementing the reverse stock split in anticipation of any future transaction or series of transactions, including any “going private” transaction.

Material Effects of the Reverse Stock Split

The reverse stock split will be effected simultaneously for all of the Common and Preferred Stock, and the ratio will be the same for all of the Common and Preferred Stock. The Series C designated Preferred Stock will remain unchanged as Series C designated Preferred shares have no right to convert to common or any other series of authorized shares of the Company, and have only voting rights. The reverse stock split therefore will affect all of the Company’s stockholders uniformly, with the exception of Series C Preferred, and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the reverse stock split results in fractional share ownership.

The principal effect of the reverse stock split will be to reduce the number of shares of the Common Stock issued and outstanding from approximately 602,907,557 shares as of January 30, 2013 to approximately 401,939 shares on the effective date of January 31, 2014. Additional shares are reserved for potential future issuance on outstanding obligations of the Company in the amount of 471,797,545 as of January 30, 2014 will be reduced to 314,530 on the effective date of January 31, 2014. Our current Series C Preferred Stock outstanding however will remain unchanged at approximately 100,000 before and after the 1:1500 reverse stock split.

In addition, the reverse stock split will increase the number of stockholders who own odd lots (estimated less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split and we will not be paying any cash to stockholders for any fractional shares from the reverse split. Instead, any resulting fractional shares shall be rounded up to the nearest whole number.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, the Company intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Common Stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Procedure for Effecting Reverse Stock Split

The reverse stock split will become effective on the date that FINRA approves such filings, which is referred to as the “Effective Date.” Beginning on the Effective Date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

Certain Risk Factors Associated with the Reverse Stock Split

Implementation of the reverse stock split entails various risks and uncertainties, including but not limited to the following:

•
There can be no assurance that the market price per share of the Common Stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the reverse stock split. Accordingly, the total market capitalization of the Company after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

•	After the reverse stock split is effected, if the market price of the Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split.

•
There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

•	The reduced number of shares that would be outstanding after the reverse stock split could adversely affect the liquidity of the Common Stock.

Authorized Shares

The reverse stock split will affect all issued and outstanding shares of the Common and Preferred Stock and outstanding rights to acquire the Common and or Preferred Stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of the Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Common and Preferred Stock issued and outstanding.

The Company currently has 1,490,000,000 shares of authorized Common Stock and 602,907,557 shares of Common Stock issued and outstanding as of January 30, 2014. Additionally, the Company has 10,000,000 shares of preferred stock of which 100,000 shares of its Series C Preferred Stock are issued and outstanding as of January 30, 2014. Authorized but un-issued shares of Common and Preferred Stock will be available for issuance, and the Company may issue such shares in the future. However, the Company has no current plans to issue any additional shares of Common or Preferred Stock other than in the normal course of its business that would be expected to meet or exceed its current authorized total shares limit prior to the effective date of the reverse stock split, unless there were unexpected or unforeseen delays which at present we don’t anticipate. If the Company issues additional shares of Common and or Preferred Stock, the ownership interest of holders of the Common Stock will be diluted.

The following table 1 sets forth information regarding the Company’s current and anticipated number of authorized shares and issued and outstanding shares of the Common Stock.

Table 1

	Number of Shares Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Issuance	Number of Shares of Common Stock Available for Issuance
As of January 30, 2014	1,490,000,000	602,907,557	471,797,545	415,294,898
After 1 for 1,500 reverse stock split and the increase in authorized common shares	1,490,000,000	401,939	314,530	1,489,283,531

Accounting Matters

The reverse stock split will not affect the par value of the Common Stock. As a result, as of the Effective Date, the stated capital attributable to the Common Stock on the Company’s balance sheet will be reduced proportionately based on the reverse stock split ratio of five-hundred-for-one (or such smaller ratio as the Board of Directors may determine), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of the Common Stock will not be restated because there will be fewer shares of the Common Stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of un-issued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of Company. Other than the reverse stock split (and the earlier increase in authorized shares), the Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

No Appraisal Rights

The Nevada Revised Statutes do not provide for dissenter’s rights in connection with any of the actions described in this report, and the Company will not provide shareholders with any such right independently.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the proposed reverse stock split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their Common Stock as compensation). In addition, this summary is limited to stockholders that hold their Common Stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISER TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE REVERSE STOCK SPLIT.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split. Each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

ADDITIONAL INFORMATION

If you have any questions about the actions described above, you may contact Joanne Sylvanus, Secretary, at 6564 Smoke Tree Lane, Scottsdale, Arizona 85253, Telephone 480-948-6581.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2014

MONDIAL VENTURES, INC.

By:	/s/ Dennis R. Alexander
Dennis R. Alexander, Chief Executive Officer